S&P Revises Integer Outlook to Positive from Stable on Debt Reduction
PLANO, Texas – March 28, 2019 (GLOBE NEWSWIRE) – Integer Holdings Corporation (“Integer”) (NYSE:ITGR) announced it has received a positive outlook and a reaffirmed B+ long-term issuer credit rating from Standard & Poor’s (“S&P”). The positive outlook, which was revised from stable, is based on Integer’s debt reduction and expected future targeted debt-to-adjusted EBITDA leverage ratio between 2.5X – 3.5X.
S&P also cited Integer’s customer relationships, broad array of product offerings and competitive advantage as the industry consolidates its supplier base with larger medical device manufacturers. S&P further indicated the potential for an upgrade if Integer demonstrates consistent long-term leverage in the targeted range.
“We are pleased to see Integer’s financial improvements recognized through this revised S&P outlook,” said Jason Garland, Executive Vice President and Chief Financial Officer. “We remain committed to executing our growth strategy while managing our debt leverage within the targeted range.”
Integer has strengthened its balance sheet by reducing its leverage ratio from 5.6X at the end of 2017 to 3.5X at the end of 2018. In the third quarter of 2018 alone, Integer paid down its debt balance by $548 million utilizing proceeds from the sale of its Advanced Surgical & Orthopedic product line. As a result, Integer received multiple debt ratings upgrades: S&P increased its issuer credit rating from B to B+, and Moody’s Investors Service upgraded its corporate family rating from B3 to B2.
As discussed on its fourth quarter earnings call, Integer expects to generate continued strong free cash flow and pay down its outstanding debt by an additional $105 million to $115 million in 2019.
About Integer™
Integer Holdings Corporation (NYSE:ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical, advanced surgical and orthopedics markets. The company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company’s brands include Greatbatch™ Medical, Lake Region Medical™, and Electrochem™. Additional information is available at www.integer.net.
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